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                                                                    EXHIBIT 10.8


                         SALES REPRESENTATION AGREEMENT

         This Sales Representation Agreement ("Agreement"), dated as of 3rd day of August, 2001 ("Effective Date"), is by and between Arris Interactive L.L.C., a limited liability company organized under the laws of Delaware, ("Arris") and Nortel Networks Inc., a corporation organized under the laws of Delaware, on behalf of itself, its parent, Nortel Networks Limited, and any other corporation or other business entity in which Nortel Networks Limited or Nortel Networks Corporation holds directly or indirectly more than a 50% ownership interest which engages in the sale of Nortel Networks products and services (collectively referred to as "Nortel Networks").

                                  WITNESSETH:

         WHEREAS, pursuant to a reorganization effective as of the Effective Date, Arris, whose members formerly were Nortel Networks LLC and Antec Corporation, ("Antec") is now owned by Antec and Arris Group, Inc.

         WHEREAS, as of the Effective Date, Arris and Nortel Networks Inc. have entered into an Assignment and Sale Agreement pursuant to which the sales agreements between Nortel Networks Inc. and the Existing Customers (defined below) covering Arris Products (defined below) have been assigned in part to Arris.

         WHEREAS, Arris and Nortel Networks Inc. desire to enter into an arrangement wherein Nortel Networks will represent and solicit the sale by Arris of Arris Products to Customers (defined below), including Existing Customers.

         NOW, THEREFORE, in consideration of the mutual terms and conditions hereinafter set forth, the parties agree as follows:

                            ARTICLE I - DEFINITIONS

         1.01     DEFINITIONS.

         As used herein, the following terms shall be defined as follows:

         "Arris" shall also mean, when referring to sales or solicitation for sales, Arris and/or Arris' resale channels.

         "Arris Products" shall mean the hardware and/or software products and enhancements thereto manufactured and sold by Arris during the Term and any related services offered by Arris during the Term.

         "Affiliate" shall mean corporation or other legal entity that directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with one or more other corporations or other legal entities. The definitions of Excluded Customers, New Customers and Existing Customers will extend to each such Customer's respective Affiliates, only

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to the extent that the Affiliates of each such Customer are permitted to place
Orders under a master sales contract with such Customer.

         "Customer" shall mean any third party who may wish to purchase Arris Products.

         "Excluded Customers" shall mean those Customers listed in Annex A and their Affiliates, which are existing Customers of Antec Corporation as of the Effective Date. "Excluded Customers" shall also mean those Customers who become Excluded Customers under Section 2.05.

         "Existing Customers" shall mean those Customers with whom, prior to the Effective Date, Nortel Networks has entered into sales agreements which include the supply of Arris Products, which agreements either (i) have been assigned, or are in the process of being assigned, to Arris as of the Effective Date pursuant to the Assignment and Sale Agreement of even date herewith in respect to the rights, obligations and duties under such agreements relating to Arris Products; or (ii) are "Fully Retained Agreements," as that term is defined in the Assignment and Sale Agreement, as listed in the Assignment and Sale Agreement, and the Affiliates of such Customers. "Existing Customers" shall also include Customers who become Existing Customers under Section 2.03.3.

         "Existing International Customers" shall mean those Existing Customers with their principal place of business located outside of the United States or Canada, as listed in Annex B, and the Affiliates of such Customers.

         "Existing North American Customers" shall mean those Existing Customers with their principal place of business in the United States or Canada, as listed on Annex C, and the Affiliates of such Customers.

         "First Solicitation Contact" shall mean the first personal contact in the form of an in-person business meeting with a Customer located outside North America (other than Existing International Customers, Excluded Customers or New Customers listed in Annex D as of the Effective Date) made by a sales person in which the sales person actively promoted the sale of Arris Products.

         "Net Sales Price" shall mean the total price charged by Arris for the sale of Arris Products to a Customer less freight and insurance charges, taxes and duties.

         "New Customer" shall mean either (i) the Customers located outside North America listed in Annex D on the Effective Date; or (ii) a Customer located outside North America to whom Nortel Networks first represents and solicits the sale of Arris Products and submits a Sales Calls Report on or after the Effective Date and prior to any solicitation of such Customer by Arris as evidenced by an Arris Sales Call Report. Annex D shall be amended from time to time during the Term (defined below) to add additional New Customers determined under Section 2.05.

         "Nortel Networks" shall also mean, in the context of each Customer or Order, the applicable Nortel Networks entity that is responsible for the sale of products and services in the




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national jurisdiction in which a Customer is located or an Order is obtained pursuant to this Agreement.

         "North America" shall mean the United States and Canada.

         "Order" shall mean the document that establishes a Customer's binding obligation to purchase Arris Products, including but not limited to, a written purchase order issued by a Customer for the purchase of Arris Products. An
Order shall also include purchase orders for Arris Products received pursuant to sales agreements assigned to Arris by Nortel Networks under the Assignment and Sales Agreement, and Sales Contracts for Arris Products (as referred to in
Section 5.02).

         "Party" shall mean either of Arris or Nortel Networks, as applicable.

         "Primary Sales Channel" shall mean the requirement for Nortel Networks to maintain regular contact with Existing Customers and New Customers, to be the primary and substantial sales interface between Existing Customers and New Customers and Arris and to actively promote the sale of Arris Products by Arris to Existing Customers and New Customers, using adequately trained sales personnel knowledgeable about the Arris Products. For New Customers, "Primary Sales Channel" shall also mean the requirement for the assigned Nortel Networks sales person for each New Customer to submit to Arris monthly Sales Call Reports showing his/her on-going sales solicitation activities with such New Customer for Arris Products. During the Term (defined below), pursuant to a mutually agreed schedule for each Existing Customer and New Customer, Nortel Networks will transition to Arris primary responsibility for the sales interface with such Customers. Such agreed transition shall not be deemed to constitute a failure of Nortel Networks to fulfill its obligation to be the Primary Sales Channel to such Customers.

         "Sales Call Report" shall mean the report, substantially in the form set forth in Annex E, that personnel of Nortel Networks and Arris are required to complete to record the First Solicitation Contact with Customers located outside North America other than Excluded Customers, Existing International Customers and New Customers listed in Annex D as of the Effective Date. Each Sales Call Report must be completed and submitted to Arris within 30 calendar days following the date of the First Solicitation Contact described in such report. Upon Arris' request, Nortel Networks shall submit to Arris a Sales Call Report, proposal for Arris Products, letter of intent for Arris Products or similar documentation for any of the New Customers listed in Annex D as of the Effective Date evidencing the fact that as of the Effective Date Nortel Networks is acting as the Primary Sales Channel to such New Customers.

         "Sales Collateral Material" shall mean brochures and other materials created by Arris to be provided to Customers, which material describes Arris Products, their features and functionality.

         "Sales Commission" shall mean a percentage, as defined herein, of the Net Sales Price.

         1.02   UPDATING OF ANNEXES

         The lists of Customers in Annexes A, B, C and D shall be updated from time to time to reflect acquisitions and divestitures involving such Customers which would result in a change to
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the Customers listed in such Annexes based on the definitions of the categories of Customers to be included in such Annexes.

                       ARTICLE II - APPOINTMENT AND GRANT

     2.01. APPOINTMENT. Arris hereby appoints Nortel Networks during the Term as a non-exclusive sales representative of Arris to solicit worldwide the sale by Arris of Arris Products to Existing North American Customers, Existing International Customers, New Customers and other Customers located outside North America, except Excluded Customers. This appointment is subject to the limitations set forth below in this Agreement. The foregoing appointment shall apply to each applicable Nortel Networks entity that is engaged in the sale of Nortel Networks products and services in each applicable national jurisdiction worldwide.

     2.02.    SALES COMMISSIONS RELATING TO EXISTING CUSTOMERS.

     2.02.1 Arris shall pay to Nortel Networks a Sales Commission, as determined under this Agreement, (i) for all Arris Products shipments made to Existing North American Customers on or before March 31, 2002 pursuant to Orders received from Existing North American Customers on or before December 31, 2001; and (ii) for all Arris Products shipments made to Existing International Customers on or before March 31, 2004 pursuant to Orders received from Existing International Customers on or before December 31, 2003.

     2.02.2 In addition, the parties acknowledge and agree that, for a transition period prior to completion of the corporate reorganization described at the outset of this Agreement, when Existing North American Customers and Existing International Customers want to place new Orders for Arris Products with Nortel Networks, Nortel Networks with Arris' concurrence has requested such Customers to place such Orders directly with Arris. Arris agrees that it will also pay to Nortel Networks a Sales Commission, as determined under this Agreement, for Arris Products shipments made to Existing North American Customers and Existing International Customers as a result of Orders received prior to the commencement of the Term from such Customers under the circumstances described in the preceding sentence and Nortel Networks appointment as Arris' non-exclusive sales representative pursuant to Section
2.01 and the other terms and conditions of this Agreement shall apply in connection with such Orders.

     2.03     SALES COMMISSION RELATING TO NEW CUSTOMERS.

     2.03.1 Arris shall pay to Nortel Networks a Sales Commission, as determined under this Agreement, for all Arris Products shipments made to New Customers on or before March 31, 2004 pursuant to Orders received from New Customers on or before December 31, 2003.

     2.03.2 Notwithstanding Section 2.03.1, if Nortel Networks solicits to sell or sells to a New Customer a third party's products that compete with Arris Products, in lieu of soliciting the sale of any Arris Products to such New Customer, that Customer shall cease to be a New Customer. Nortel Networks shall not be entitled to a Sales Commission with respect to Arris Products shipments made to a Customer after such Customer ceases to be a New Customer under the circumstances described in this Section 2.03.2.

















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         2.03.3   If a New Customer submits an Order with a price of at least
U.S.$1 million within a 12-month period of becoming a New Customer, such New Customer shall become an Existing Customer commencing on the date the $1 million target is met. If a master sales contract is entered into as part of such Order, such new Existing Customer shall include all the Affiliates of such Existing Customer which are permitted to place Orders under such master sales contract. For New Customers listed in Annex D on the Effective Date, such 12-month period shall begin on the Effective Date. For New Customers listed in Annex D after the Effective Date such 12-month period shall begin on the date such New Customers are added to Annex D.

         2.04. If Arris has a reasonable basis to believe that Nortel Networks is not acting as the Primary Sales Channel to any New Customer or Existing Customer, Arris shall notify Nortel Networks in writing, including a reasonable description of the failure of Nortel Networks to fulfill its obligation to be the Primary Sales Channel to such New Customer or Existing Customer. Upon receipt of such a notice, Nortel Networks at its option shall either (i) agree to transfer the New Customer or Existing Customer to Arris effective within 30 days of Arris' notification, in which event the Customer will cease to be a New Customer or Existing Customer on such transfer date; or
(ii) identify to Arris the scope of Nortel Networks solicitation activities for the sale of Arris Products to such New Customer or Existing Customer and agree with Arris on such appropriate additional solicitation activities and corrective actions that Nortel Networks shall undertake to meet its obligation to be the Primary Sales Channel to such New Customer or Existing Customer. Nortel shall have 60 calendar days from the date of Arris' notification to substantially comply and maintain compliance with such additional solicitation activities and corrective actions. If Nortel Networks fails to substantially comply or maintain compliance with its obligations as the Primary Sales Channel and such additional solicitation activities and corrective actions within such 60 day period then such New Customer or Existing Customer will be deemed transferred to Arris at the end of such 60 day period and shall cease to be a New Customer or Existing Customer on such transfer date. Nortel Networks shall not be entitled to a Sales Commission on shipments of Arris Products made to a Customer after such Customer ceases to be Existing Customer or New Customer under the circumstances described in this Section 2.04.

         2.05. A Customer located outside North America, which is not an Existing International Customer, an Excluded Customer, or a New Customer on the Effective Date, will become a New Customer on the date of First Solicitation Contact by Nortel Networks with such Customer as set forth on a Sales Call Report unless Arris has completed a Sales Call Report showing an earlier First Solicitation Contact by Arris with such Customer, in which case such Customer shall become an Excluded Customer. Completed Sales Call Reports shall be conclusive to establish the date of First Solicitation Contact with a Customer that is not an Existing Customer or a New Customer on the Effective Date.

         2.06. Arris hereby grants Nortel Networks a non-transferable, non-exclusive right and license during the Term to use the trademarks, service marks and trade names owned by and used by Arris in connection with the Arris Products in connection with Nortel Networks' representation and solicitation of the sale of Arris Products pursuant to this Agreement.

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                      ARTICLE III - COMMISSION AND PAYMENT

         3.01 Subject to Section 2.03.2 and Section 2.04, Arris shall pay to Nortel Networks Sales Commissions as follows:

         3.01.1 Arris shall pay Nortel Networks a Sales Commission as set forth in Annex C for all Arris Products shipments made to Existing North American Customers on or before March 31, 2002 pursuant to Orders received by Arris on or after the Effective Date through December 31, 2001 from Existing North American Customers. The Parties shall cooperate in scheduling shipments of Arris Products to Existing North American Customers in accordance with Arris' standard lead times and otherwise consistent with the ordinary course of Arris' business processes, except as otherwise agreed by Arris.

         3.01.2 Arris shall pay Nortel Networks a Sales Commission as set forth in Annex B for all Arris Products shipments made to Existing International Customers on or before March 31, 2004 pursuant to Orders received by Arris on and after the Effective Date through December 31, 2003 from Existing International Customers. The Parties shall cooperate in scheduling shipments of Arris Products to Existing International Customers in accordance with Arris' standard lead times and otherwise consistent with the ordinary course of Arris' business processes, except as otherwise agreed by Arris.

         3.01.3 Arris shall pay Nortel Networks a Sales Commission of ten percent (10%) for all Arris Products shipments made to New Customers on or before March 31, 2004 pursuant to Orders received by Arris on and after the Effective Date through December 31, 2003 from New Customers. The Parties shall cooperate in scheduling shipments of Arris Products to New Customers in accordance with Arris' standard lead times and otherwise consistent with the ordinary course of Arris' business processes, except as otherwise agreed by Arris.

         3.01.4 Arris shall pay Nortel Networks a Sales Commission of ten percent (10%) for Arris Products shipments made to other Customers located outside North America, which are not Existing International Customers, Excluded Customers or New Customers, pursuant to Orders received by Arris on and after the Effective Date through December 31, 2003 from any such other Customers located outside North America, if such Orders resulted from Nortel Networks solicitation activities hereunder and Nortel Networks acted as the Primary Sales Channel for the sales which are subject such Sales Commission.

         3.01.5 In no event shall any Sales Commission be payable by Arris to Nortel Networks for Orders received by Arris from Excluded Customers.

         3.02. Arris shall pay Nortel Networks Sales Commissions on a calendar monthly basis within thirty (30) days following the close of each month. The amount of Sales Commissions due and payable in each calendar month shall be the total Sales Commissions calculated in accordance with this Agreement with respect to all Net Sales Price amounts on shipments which qualify for Sales Commissions payments which either (i) were actually paid by Existing Customers, New Customers or other Customers to Arris during such calendar month; or (ii) were due and payable during such calendar month but were not paid due to bona fide problems with the functioning of

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the Arris Products. Notwithstanding the preceding sentence, if Arris extends installment purchase or other long term payment terms to a Customer, the Sales Commissions due Nortel Networks for such sale shall be paid by Arris to Nortel Networks thirty (30) days following the close of the month in which the Net Sales Price for such sale would have been due and payable by the Customer to Arris pursuant to Arris' standard payment terms in the Sales Contract without such long term payment terms. From time to time upon reasonable prior notice to Arris, Nortel Networks shall have the right during normal business hours to audit Arris' applicable books and records to confirm the amount of Sales Commissions due and payable by Arris to Nortel Networks.

                               ARTICLE IV - TERM

     This Agreement shall become effective on the Effective Date and shall continue through December 31, 2003 ("Term"). The Term may be renewed or extended only by mutual written agreement of the Parties.

                   ARTICLE V - OBLIGATIONS OF NORTEL NETWORKS

     5.01. Nortel Networks accepts the appointment as sales representative of Arris to solicit the sale by Arris of Arris Products to Customers in accordance with this Agreement; provided, however, that Nortel Networks does not, in any manner, guarantee that its representation and solicitation activities will result in any volume of sales of Arris Products to Customers.

     5.02. All Orders for the sale of Arris Products to Customers shall be entered into directly between Arris and such Customers and, as between Nortel Networks and Arris, Arris shall be solely responsible for performing all the duties and obligations under such Orders. When soliciting Customers for the sale of Arris Products, Nortel Networks will present and propose as the governing terms of sale Arris' standard Sales Contract form (including Arris' software license terms) in Annex F, as such Sales Contract form may be revised by Arris from time to time during the Term, as the exclusive terms which shall govern each sale of Arris Products to Customers unless Arris and a Customer otherwise agree. When soliciting Customers for the sale of Arris Products, Nortel Networks will present and propose Arris' standard prices for Arris Products in effect from time to time during the Term and such discounts from such standard prices as Arris may approve. Notwithstanding the preceding sentence, if Nortel Networks is soliciting the sale of the Arris Products to a Customer in conjunction with an offer by Nortel Networks to directly sell Nortel Networks products and services to the same Customer as part of an overall communications solution, the Parties agree to work together in good faith to seek to agree upon (i) a pricing proposal for the Arris Products and the Nortel Networks products and services offer that will be competitive with the offerings of other communications products and services suppliers who are competing with the solution offered by Nortel Networks and Arris; and (ii) the Sales Commission rate payable by Arris to Nortel Networks in connection with such teaming opportunity.

     5.03. When a Customer has questions concerning the pricing by Nortel Networks for the Arris Products and services or the terms and conditions of the Sales Contract, Nortel Networks shall contact Arris' designated point of contact for direction. Nortel Networks shall not discuss, negotiate or change any of Arris' terms and conditions of sale in the Sales Contract or the prices for the Arris Products authorized by Arris to be quoted to a Customer as provided in Section 5.02 without the agreement of Arris.

     5.04. Nothing in this Agreement shall be construed as creating between Arris and Nortel Networks a joint venture, partnership or any relationship other than that of independent contracting parties. Nortel Networks is not authorized to conclude agreements on behalf of, or for the account of, Arris or to receive or to pay any monies for Arris' account. Nortel Networks will provide its own offices and sales solicitation organization.

     5.05. Nortel Networks shall make no representations or statements concerning the Arris Products other than the information contained in Sales Collateral Material or Arris' written proposals to Customers.

     5.06. In connection with the Existing Customers and any other sales by Arris to Customers of Arris Products resulting from Nortel Networks representation and solicitation activities under this Agreement, Nortel Networks will act as the first point of contact (via a designated Nortel Networks 1-800 telephone number) for any calls by the Customer concerning issues relating to the functioning, malfunctioning, or operation of either the Nortel Networks products or the Arris Products. In such circumstances, if Nortel Networks determines that an issue relates to an Arris Product, Nortel Networks will transfer the call to Arris' point of contact for a response or, if appropriate, the Parties will cooperate to seek to resolve the issue.

                 ARTICLE VI -- ADDITIONAL OBLIGATIONS OF ARRIS

     6.01. If Arris elects to make an offer to sell Arris Products to a Customer either directly or through another sales representative in conjunction with or concurrently with an offer by a competitor of Nortel Networks to sell its products to such Customer and Nortel Networks is also soliciting the sale of Arris Products to the same Customer in conjunction with Nortel Networks products and services, Arris agrees not to offer the Arris Products to such Customer directly or indirectly in conjunction with or concurrently with such competitor of Nortel Networks at more favorable prices and/or terms and conditions than Arris offers the Arris Products to such Customer through Nortel Networks solicitation of such Customer in conjunction with Nortel Networks offer of its products to such Customer.

     6.02. During the Term Arris shall provide to Nortel Networks, at no charge, reasonable quantities of Sales Collateral Materials for use by Nortel Networks in representing and soliciting the sale by Arris to Customers of Arris Products.

     6.03. During the Term Arris shall provide to Nortel Networks at no charge at an Arris or Nortel Networks facility, as mutually agreed but located in Europe after December 31, 2001, training for up to 15 Nortel Networks sales and marketing personnel per calendar quarter concerning the Arris Products. Nortel Networks shall bear all costs for travel and living expenses for all of its trainees and for the Arris trainers.

     6.04. In the event that Nortel Networks is soliciting the sale by Arris of Arris Products in conjunction with Nortel Networks sale of Nortel Networks products and services and the Customer insists that it will purchase the Arris Products only as part of a single Order with Nortel

Networks covering both the Arris Products and the Nortel Networks products and services, then, notwithstanding Section 5.02, Nortel Networks shall enter into such single Order with the Customer. If the terms and conditions of such Order are not materially inconsistent with Arris' Sales Contract and Arris has agreed to the price for the Arris Products in the Order, if such price is below Arris' standard pricing for like volume, the Order shall be treated as described in Sections 6.04.1 through 6.04.7. If the terms and conditions of such Order are materially inconsistent with Arris' Sales Contract resulting in economic detriment as compared to Arris' Sales Contract and/or Arris has not agreed to the price for the Arris Products in the Order if such price is below Arris' standard pricing for like volume, Nortel Networks and Arris shall in good faith agree to an adjustment in the Sales Commission payable by Arris to Nortel Networks in connection with the Order to compensate Arris for the economic detriment or lower price and upon such agreement the Order shall be treated as described in Sections 6.04.1 through 6.04.7.

         6.04.1 As between Arris and Nortel Networks all rights, obligations and duties under such Order relating to the Arris Products shall be deemed assigned to Arris and Arris shall (i) be solely responsible to perform all such obligations and duties under the Order relating to the Arris Products; and (ii) bear the economic risk (including without limitation, all liability for nonperformance) and receive the economic benefit (including all revenues) of the Arris Products rights, obligations and duties under such Order.

         6.04.2 Nortel Networks will act as the billing agent for Arris with respect to amounts due under the Order for Arris Products and shall remit to Arris all such amounts billed to and paid by the Customer under the Order, including any interest collected, within 30 days following Nortel Networks receipt of payment from the Customer. Arris shall bear the risk of non-payment of such amounts. The Parties shall cooperate in good faith to seek to resolve issues relating to the Order which cause the Customer to withhold amounts due either Party. If despite reasonable collection effects the Customer does not pay amounts due for Arris Products within 120 days of the due date and there is no reasonable basis to believe that such nonpayment is because of problems with the Arris Products, Arris may issue a written request to Nortel Networks to commence a collection action against such Customer for the unpaid amount past due from such Customer for Arris Products. Within 30 days following such notice, Nortel Networks at its option shall (i) authorize Arris in writing to commence a collection action against the Customer in Nortel Networks name at Arris' sole expense for such past due amount; or (ii) Nortel Networks shall pay to Arris the past due amount in which event Nortel Networks shall be the successor to Arris with respect to the right to collect from the Customer and retain for the benefit of Nortel Networks such past due amount.

         6.04.3 New purchases of Arris Products placed by the Customer under the Order will be accepted by Nortel Networks for the benefit of Arris and Arris will be solely responsible for performance of such new purchase orders and will bear the economic risk and receive the economic benefit of such new purchase orders as described in Section 6.04.1 above.

         6.04.4 Nortel Networks will use reasonable commercial efforts to obtain forecasts from the Customer of the Customer's requirements for Arris Products but Arris accepts that such forecasts may be non-binding.

         6.04.5 For the benefit of Arris title to the hardware portion of Arris Products and licenses to use the software portion of Arris Products will transfer from Arris to the Customer pursuant to and under the terms of the Order.

         6.04.6 Nortel Networks will be paid a Sales Commission in accordance with Section 3.01 of this Agreement with respect to the Net Sales Price portion of the Order.

         6.04.7 If appropriate at a subsequent date the Parties will seek to obtain the Customer's consent to assign to Arris the rights, obligations and duties under the Order relating to the Arris Products, and if such consent is obtained, Nortel Networks will assign to Arris the rights, obligations and duties under the Order relating to the Arris Products.

                     ARTICLE VII - CONFIDENTIAL INFORMATION

         7.01. The Parties acknowledge that during the course of this Agreement one Party may disclose to the other Party Confidential Information. "Confidential Information" shall, for purposes of this Agreement, be deemed to be all information, materials and data which one Party advises the other Party in writing is of such character, or which a Party knows or reasonably should know is customarily treated as such within the communications industry, including, solely by way of illustration and not in limitation: software programs, product ideas and designs; production plans; cost and pricing information; marketing and sales analyses, plans and data; financial data; and all matters pertaining to personnel.

         7.02. The receiving Party shall hold secret and not disclose to any third party any of the Confidential Information of the disclosing Party except as authorized in writing by the disclosing Party; provided that in no event shall such restrictions apply to Nortel Networks disclosure to Customers of information concerning Arris Products, the prices therefore and Arris' terms and conditions of sale therefore which information is reasonably required for Customers to make procurement decisions. The receiving Party shall use the disclosing Party's Confidential Information only in furtherance of this Agreement.

         7.03. The restrictions in Sections 7.01 and 7.02 shall not apply to any portion of the disclosing Party's Confidential Information which: (i) becomes available to the public from a source other than the receiving Party;
(ii) is obtained by the receiving Party without similar restrictions on use or disclosure from a third Person who did not receive it, directly or indirectly, from the disclosing Party; (iii) is documented as being known to the receiving Party prior to its disclosure by the disclosing Party; or (iv) is documented as being independently developed by the receiving Party without reference to the disclosing Party's Confidential Information.

         7.04. The receiving Party shall not make or have made or permit to be made, any copies of the Confidential Information except those copies which are necessary for the use of the Confidential Information in furtherance of this Agreement, and all such copies shall include the same proprietary and confidentiality notices or legends which appear on the disclosing Party's Confidential Information as originally provided under this Agreement.

         7.05. The receiving Party shall use the same degree of care as is used to protect its own confidential information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, dissemination or publication of the Confidential Information of the disclosing Party. Title and ownership of the Confidential Information of the disclosing Party is and shall remain in the disclosing Party. Upon the expiration of this Agreement or the earlier request of the disclosing Party, the receiving Party shall immediately return or destroy (and certify such destruction to the disclosing Party) the Confidential Information of the disclosing Party, and all copies thereof.

           ARTICLE VIII - LIMITATION OF LIABILITY AND INDEMNIFICATION

     8.01. Except for Arris' indemnity obligations pursuant to Section 8.02, neither Party shall be liable to the other for any special, consequential, indirect or incidental damages, including without limitation, loss of revenue, loss of profits or loss of business arising out of or relating to this Agreement.

     8.02. Arris shall indemnify, defend and hold harmless Nortel Networks with respect to any claims, suits or proceedings threatened or brought by any Customer (including Existing Customers and New Customers) or other third party (and any resulting liabilities, damages costs or expenses, including attorneys fees) arising out of or relating to (i) Arris' acts or omissions in connection with any offer to sell Arris Products to Customers; or (ii) the sale of Arris Products to Customers or the performance or non-performance of any Order for Arris Products; or (iii) Nortel Networks performance under Section 5.06; or
(iv) the rights, obligations and duties relating to Arris Products under any sale between Nortel Networks and Customers as described in Section 6.04 or the performance or non-performance of any such Order for Arris Products; or
(v) any collection action commenced by Arris as described in Section 6.04.2 or as described in Section 1.2.a of the Assignment and Sale Agreement.

     8.03. Neither Party shall be responsible for any delay or failure of performance under this Agreement caused by events or circumstances beyond such Party's control and which may not be overcome by due diligence.

                              ARTICLE IX - BREACH

     If either Party fails to perform any material term or condition of this Agreement and such breach continues for more than 30 days following written notice by the non-breaching party to the breaching party, then the non-breaching party may pursue cumulatively each and every remedy available at law or equity, subject to the limitations set forth elsewhere in this Agreement.

                           ARTICLE X - MISCELLANEOUS

     10.01. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to constitute an original but all of which when taken together shall constitute one and the same instrument.

     10.02. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Georgia, without regard to the conflict of law principles thereof.

         10.03. The Parties hereby irrevocably waive any and all rights to a trial by jury in any proceeding arising out of or relating to this Agreement.

         10.04. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, the Parties agree that they shall not assign this Agreement or any of their rights, duties or obligations hereunder without the prior written consent of the other Party, except that an assignment to an Affiliate of a Party shall require prior notice to the other Party, but not consent.

         10.05. Except as otherwise provided herein, each Party hereto will bear all expenses incurred by it in connection with its performance under this Agreement.

         10.06. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given on the date of delivery, if personally delivered, three business days after being mailed by registered or certified mail (return receipt requested) or one business day after being sent by receipted overnight courier to such Party at its address set forth below or such other address as such Party may specify by notice to the other Party hereto.

         If to Arris:

         Arris Interactive L.L.C.
         3871 Lakefield Drive
         Suite 300
         Suwanee, GA 30024
         Attention: President


         If to Nortel Networks:

         Nortel Networks Inc.
         5555 Windward Parkway, Suite B
         Alpharetta, GA 30004
         Attention: VP Marketing, Local Internet

         With a copy to:

         Legal Department
         Nortel Networks Inc.
         2221 Lakeside Blvd.
         Richardson, TX 75082
         Attention: Lead Counsel, Supply Management

         10.07. This Agreement sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof, and merges all prior discussions between them, and neither Party hereto shall be bound by any conditions, definitions, representations or understandings with respect to such subject matter other than as expressly provided herein.

     10.08. No agreement or understanding amending, revising or otherwise changing the terms and conditions hereof shall be binding unless in writing and signed for each Party by a duly-authorized representative.

     10.09. The failure on the part of either party to exercise any right hereunder shall not constitute a waiver of any such right.

     10.10. The provisions of this Agreement shall be held in confidence by the Parties and only disclosed as may be agreed to by the Parties or as may be required by applicable law. Neither Party shall make public statements or issue publicity or media releases with regard to this Agreement without the prior written approval of the other Party such approval not to be unreasonably withheld.

     10.11. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad that it is enforceable.


                           [Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Sales Representation Agreement to be executed by their duly authorized representatives as of the Effective Date.

ARRIS INTERACTIVE L.L.C.                     NORTEL NETWORKS INC.

By: /s/ David Potts                          By: /s/ Michael Dadoun
   -------------------------------              --------------------------------

Name:                                        Name:
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Title:                                       Title:
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